NEWS

FOR IMMEDIATE RELEASE	CONTACTS
March 18, 2013	Richard Eisenberg
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac's 2012 Outstanding Business Volume and
Core Earnings Reach Record Levels

Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it achieved record business volume and core earnings for the year ended December 31, 2012. Farmer Mac' outstanding business volume, consisting of loans, guarantees, and commitments, rose to $13.0 billion as of December 31, 2012, up from $11.9 billion as of December 31, 2011. Farmer Mac's 2012 core earnings, a non-GAAP measure, increased 15.7 percent to $49.6 million ($4.51 per diluted common share), continuing the upward trend from $42.9 million ($3.97 per diluted common share) in 2011. Farmer Mac's core earnings for fourth quarter 2012 were $11.6 million, compared to $12.6 million for fourth quarter 2011.
Core earnings for 2012 benefited from higher net effective spread of $106.6 million (95 basis points), compared to $89.4 million (96 basis points) in 2011. This higher net effective spread was partially offset by net provisions to the allowance for losses of $1.9 million in 2012, compared to net releases from the allowance for losses of $2.3 million in 2011. Both GAAP net income and core earnings for fourth quarter and full year 2012 were negatively affected by the severance payment made to a former executive in connection with the termination of his employment in October 2012, which resulted in a net after-tax expense of $1.0 million during fourth quarter 2012.
Farmer Mac's GAAP net income attributable to common stockholders was $9.6 million ($0.87 per diluted common share) for fourth quarter 2012 and $43.9 million ($3.98 per diluted common share) for the year ended December 31, 2012, compared to $13.3 million ($1.23 per diluted common share) and $13.8 million ($1.28 per diluted common share) for the same periods in 2011. Farmer Mac's GAAP results for fourth quarter 2012 compared to fourth quarter 2011 were lower primarily due to fair value adjustments on loans held for sale and the severance payment to a former executive, offset partially by gains on financial derivatives and hedging activities for fourth quarter 2012, compared to losses for fourth quarter 2011. Farmer Mac's GAAP results for 2012 were significantly higher compared to 2011 primarily due to decreased losses on financial derivatives and hedging activities, as Farmer Mac designated $950.0 million notional amount of interest rate swaps in hedging relationships with related assets and the volatility of interest rates declined for the year. Farmer Mac uses financial derivatives, primarily interest rate swaps, to mitigate its exposure to interest rate risk and often times to achieve an overall lower effective cost of borrowing.
Farmer Mac President and Chief Executive Officer Tim Buzby stated, "2012 was a great year for Farmer Mac. New business from all of our product lines raised the aggregate outstanding business volume to $13.0 billion. Credit quality also remained high, with 90-day delinquencies down again in b oth dollar and percentage terms. We believe that our Farm & Ranch and Rural Utilities lines of business have opportunities for growth over the next several years based on expected increases in capital requirements for lenders under new regulatory frameworks, trends toward borrower preferences for longer-term fixed rate loans, and an expected general economic recovery."
Business Results
     For the year ended December 31, 2012, Farmer Mac's net effective spread was $106.6 million (95 basis points), compared to $89.4 million (96 basis points) for 2011. The yield of the net effective spread remained consistent with the prior year while the dollar amount increased driven by the growth in interest earning assets. Farmer Mac's guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long-term standby purchase commitments (LTSPCs), were $25.0 million for 2012, compared to $24.8 million for 2011. Business Volume
Farmer Mac conducts its secondary market activities through three lines of business – Farm & Ranch (formerly referred to as the Farmer Mac I program), USDA Guarantees (formerly referred to as the Farmer Mac II program), and Rural Utilities. The loans eligible for the Farm & Ranch line of business are mortgage loans secured by first liens on agricultural real estate and rural housing. The USDA Guarantees line of business involves the purchase of agricultural and rural development loans guaranteed by the United States Department of Agriculture ("USDA Guaranteed Securities"). The loans eligible for the Rural Utilities line of business are loans made by cooperative lenders to finance electrification and telecommunications systems in rural areas. During 2012, Farmer Mac added $2.9 billion of new business volume from a broad range of sources. Specifically, during the year Farmer Mac:

•	purchased $570.3 million of newly originated Farm & Ranch loans;

•	added $744.1 million of Farm & Ranch loans under LTSPCs;

•	purchased $601.0 million of Farm & Ranch AgVantage securities;

•	purchased $166.1 million of Rural Utilities loans;

•	purchased $383.4 million of Rural Utilities AgVantage securities; and

•	purchased $484.7 million of USDA Guaranteed Securities.
Farmer Mac's outstanding business volume was $13.0 billion as of December 31, 2012, an increase of $1.1 billion from December 31, 2011, as new volume exceeded maturities and principal paydowns on existing assets during the year. During 2012, for the first time in its history, Farmer
Mac purchased $1.1 billion of Farm & Ranch loans and USDA Guaranteed Securities in a single calendar year. This purchase volume is more than double the level of purchase volume only five years ago, when Farmer Mac purchased $501 million of Farm & Ranch loans and USDA Guaranteed Securities during 2008. During fourth quarter 2012, Farmer Mac added $0.9 billion of new business volume, compared to $0.4 billion in fourth quarter 2011. That increase was driven by an increase in LTSPC volume during fourth quarter 2012 compared to the same period in the prior year.
Credit Quality
In the Farm & Ranch portfolio, 90-day delinquencies declined to $33.3 million (0.70% of the non-AgVantage Farm & Ranch portfolio) as of December 31, 2012, compared to $40.6 million (0.93%) as of December 31, 2011. Farmer Mac recorded charge-offs of $2.5 million in 2012, compared to $0.3 million in 2011. The increase was driven primarily by a $1.7 million charge-off on one loan in fourth quarter 2012.
When analyzing the overall risk profile of its business, Farmer Mac takes into account more than the Farm & Ranch loan delinquency percentages provided above. The total volume related to Farmer Mac's three lines of business also includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and USDA Guaranteed Securities, which are backed by the full faith and credit of the United States. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.26% of total business volume as of December 31, 2012, compared to 0.34% as of December 31, 2011.
The agricultural sector remained profitable across a variety of industries through 2012. The drought conditions experienced in the Midwest and Great Plains during 2012 resulted in substantial yield reductions in the grain crop. However, as of December 31, 2012, the drought has had no measurable impact on the credit quality of Farmer Mac's portfolio. In general, Farmer Mac does not expect the drought to have a significant negative effect on grain producers because of the widespread use of crop insurance and the increased grain prices that helped to offset reduced yields, although grain producers may experience increased costs in the future from possible higher premiums for crop insurance. At the same time, these increased grain prices, together with the diminished quality and availability of adequate grazing land, may adversely affect the profitability of producers in many other agricultural industries that depend on feed grains as an input commodity to production, including livestock, dairy, and ethanol producers, which have already experienced prolonged periods of economic stress. Farmer Mac continues to monitor closely the effects of drought on all segments of its portfolio. Farmer Mac believes that it generally remains well-collateralized on its exposures in drought areas.
Capital and Liquidity
Farmer Mac is required to hold capital at the higher of its statutory minimum capital requirement or the amount required by the risk-based capital stress test prescribed by Farm Credit Administration (FCA) regulations. As of December 31, 2012, Farmer Mac's core capital totaled $519.0 million and exceeded its statutory minimum capital requirement of $374.0 million by $145.0 million. As of December 31, 2012, Farmer Mac's risk-based capital stress test generated a risk-based capital requirement of $58.1 million.  Farmer Mac's regulatory capital of $535.9 million exceeded that amount by approximately $477.8 million.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 60 days of liquidity. As of December 31, 2012, Farmer Mac had 164 days of liquidity, as calculated in accordance with FCA regulations.

Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance, which are not expected to have a permanent effect on capital. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of the Corporation's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac's GAAP net income attributable to common stockholders to core earnings is presented in the following table:

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended December 31,
	2012	2011
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$9,601	$13,323
Less the after-tax effects of:
Unrealized gains on financial derivatives and hedging activities	4,719	386
Unrealized gains on trading assets	1,778	2,476
Amortization of premiums and deferred gains on assets consolidated at fair value	(4,534)	(1,875)
Net effects of settlements on agency forward contracts	(102)	(240)
Lower of cost or fair value adjustment on loans held for sale	(3,863)	—
Sub-total	(2,002)	747
Core earnings	$11,603	$12,576

Core earnings per share:
Basic	$1.10	$1.21
Diluted	1.05	1.16
Weighted-average shares:
Basic	10,591	10,357
Diluted	11,075	10,837

	For the Year Ended December 31,
	2012	2011
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$43,894	$13,784
Less the after-tax effects of:
Unrealized gains/(losses) on financial derivatives and hedging activities	4,325	(30,930)
Unrealized gains on trading assets	200	2,246
Amortization of premiums and deferred gains on assets consolidated at fair value	(7,266)	(3,692)
Net effects of settlements on agency forward contracts	856	(2,523)
Lower of cost or fair value adjustment on loans held for sale	(3,863)	5,776
Sub-total	(5,748)	(29,123)
Core earnings	$49,642	$42,907

Core earnings per share:
Basic	$4.74	$4.15
Diluted	4.51	3.97
Weighted-average shares:
Basic	10,479	10,335
Diluted	11,019	10,802
More complete information on Farmer Mac's performance for 2012 is set forth in the Annual Report on Form 10-K filed by Farmer Mac earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to developments in relation to agricultural policies and programs contained in the current Farm Bill (the Food, Conservation and Energy Act of 2008), which is currently scheduled to expire in September 2013, or reduced funding for agricultural policies and programs as a result of federal budget cuts; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity; (7) developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving GSEs, including Farmer Mac; (8) financial market volatility; (9) changes in the level and direction of interest rates, which could among other things affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and (10) volatility in commodity prices and/or export demand for U.S. agricultural products. Other risk factors are discussed in Farmer

Mac's Annual Report on Form 10‑K for the year ended December 31, 2012, as filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

Earnings Conference Call Information
The conference call to discuss Farmer Mac's 2012 financial results and the Corporation's
Form 10-K for 2012 will be held beginning at 11:00 a.m. eastern time on Tuesday, March 19, 2013 and can be accessed as follows:
Dial-in:    800-860-2442
Reference:    Farmer Mac
The conference call will be webcast live on Farmer Mac's website, and an audio recording of the call will be available on Farmer Mac's website at http://www.farmermac.com/Investors/ConferenceCall/ for two weeks after the call is concluded.
* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31, 2012	December 31, 2011
	(in thousands)
Assets:
Cash and cash equivalents	$785,564	$817,046
Investment securities:
Available-for-sale, at fair value	2,498,382	2,182,694
Trading, at fair value	1,247	1,796
Total investment securities	2,499,629	2,184,490
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	4,766,258	4,289,272

USDA Guaranteed Securities:
Available-for-sale, at fair value	1,486,595	1,279,546
Trading, at fair value	104,188	212,359
Total USDA Guaranteed Securities	1,590,783	1,491,905
Loans:
Loans held for sale, at lower of cost or fair value	673,991	541,447
Loans held for investment, at amortized cost	1,503,559	1,241,311
Loans held for investment in consolidated trusts, at amortized cost	563,575	1,121,559
Allowance for loan losses	(11,351)	(10,161)
Total loans, net of allowance	2,729,774	2,894,156
Real estate owned, at lower of cost or fair value	3,985	3,136
Financial derivatives, at fair value	31,173	40,250
Interest receivable	103,414	110,339
Guarantee and commitment fees receivable	41,789	31,384
Deferred tax asset, net	3,123	—
Prepaid expenses and other assets	66,709	21,530
Total Assets	$12,622,201	$11,883,508

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$6,567,366	$6,087,879
Due after one year	5,034,739	4,104,882
Total notes payable	11,602,105	10,192,761
Debt securities of consolidated trusts held by third parties	167,621	701,583
Financial derivatives, at fair value	150,682	160,024
Accrued interest payable	51,779	60,854
Guarantee and commitment obligation	37,803	27,440
Accounts payable and accrued expenses	13,710	178,708
Deferred tax liability, net	—	250
Reserve for losses	5,539	7,355
Total Liabilities	12,029,239	11,328,975
Equity:
Preferred stock:
Series C	57,578	57,578
Common stock:
Class A Voting	1,031	1,031
Class B Voting	500	500
Class C Non-Voting	9,171	8,826
Additional paid-in capital	106,617	102,821
Accumulated other comprehensive income	73,969	79,370
Retained earnings	102,243	62,554
Total Stockholders' Equity	351,109	312,680
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	592,962	554,533
Total Liabilities and Equity	$12,622,201	$11,883,508

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$6,036	$7,017	$24,729	$28,117
Farmer Mac Guaranteed Securities and USDA Guaranteed Securities	27,767	35,863	136,297	127,394
Loans	22,348	29,762	103,644	119,176
Total interest income	56,151	72,642	264,670	274,687
Total interest expense	33,358	39,277	142,690	153,382
Net interest income	22,793	33,365	121,980	121,305
(Provision for)/release of loan losses	(4,354)	482	(3,691)	(610)
Net interest income after (provision for)/release of loan losses	18,439	33,847	118,289	120,695
Non-interest income/(loss):		—
Guarantee and commitment fees	6,568	5,966	24,963	24,821
Gains/(losses) on financial derivatives and hedging activities	3,505	(10,277)	(19,829)	(92,645)
Gains on trading assets	2,735	3,809	307	3,455
(Losses)/gains on sale of available-for-sale investment securities	(10)	—	18	269
Gains on sale of real estate owned	629	254	878	974
Lower of cost or fair value adjustment on loans held for sale	(5,943)	—	(5,943)	8,887
Other income	890	1,102	3,341	6,850
Non-interest income/(loss)	8,374	854	3,735	(47,389)
Non-interest expense:		—
Compensation and employee benefits	5,752	3,916	19,186	17,884
General and administrative	2,913	2,315	11,123	9,732
Regulatory fees	594	563	2,281	2,277
Real estate owned operating costs, net	47	82	134	823
(Release of)/provision for losses	(3,197)	364	(1,816)	(2,957)
Other expense	—	—	—	900
Non-interest expense	6,109	7,240	30,908	28,659
Income before income taxes	20,704	27,461	91,116	44,647
Income tax expense	4,837	7,872	22,156	5,797
Net income	15,867	19,589	68,960	38,850
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,546)	(5,546)	(22,187)	(22,187)
Net income attributable to Farmer Mac	10,321	14,043	46,773	16,663
Preferred stock dividends	(720)	(720)	(2,879)	(2,879)
Net income attributable to common stockholders	$9,601	$13,323	$43,894	$13,784

Earnings per common share and dividends:
Basic earnings per common share	$0.91	$1.29	$4.19	$1.33
Diluted earnings per common share	$0.87	$1.23	$3.98	$1.28
Common stock dividends per common share	$0.10	$0.05	$0.40	$0.20